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                                                              EXHIBIT 99.3 (iii)

                             BIOSPHERE MEDICAL, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                   (unaudited)
                     (In thousands, except per share data)

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
                                                                                         DECEMBER 31, 1998
                                                                                --------------------------------
                                                                                   AS       PRO FORMA
                                                                                REPORTED   ADJUSTMENTS  PRO FORMA
REVENUE:
Revenue from product sales                                                      $ 6,996    $(6,841)(1)   $   155
License fees                                                                        120        (73)(1)        47
Research and development                                                            283       (283)(1)        --
                                                                                --------------------------------
          Total revenue                                                           7,399     (7,197)          202
                                                                                --------------------------------

COST AND EXPENSES:
Cost of products sold                                                             4,124     (4,029)(1)        95
Research and development                                                          1,299     (1,265)(1)        34
Selling, general and administrative                                               4,132     (2,768)(1)     1,364
Restructuring and impairment                                                       (351)       351 (1)        --
                                                                                --------------------------------
          Total cost and expenses                                                 9,204     (7,711)        1,493
                                                                                --------------------------------
Loss from operations                                                             (1,805)       514        (1,291)

OTHER INCOME (EXPENSE), NET                                                          (8)       509 (2)       501
                                                                                --------------------------------
Net loss                                                                        $(1,813)   $ 1,023       $  (790)
                                                                                ================================
Basic and diluted net loss per common share                                     $ (0.21)                 $ (0.09)
                                                                                ================================
Basic and diluted weighted average number of common
  shares outstanding                                                              8,437         --         8,437
                                                                                ================================

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(1)  Elimination of the revenue, costs and expenses and other income related to the Sale.

(2) Net increase in interest income derived from investment of net proceeds from the Sale after payment of Bank Debt and Related Party Note.